Exhibit 23.6

Heidmar Marine Inc.
Vouliagmenis Avenue 107
Glyfada 16674
Greece

July 17, 2023

Ladies and Gentlemen:

Reference is made to the registration statement on Form F-4 of Heidmar Marine Inc. (the “Company”), as may be amended or supplemented, including the prospectus contained therein (the “Registration Statement”). We hereby consent to each of the references to our name in the Registration Statement and to the use of the statistical information and industry and market data supplied by us set forth in the Registration Statement in the section entitled “Business of Heidmar and Certain Information About Heidmar—Industry Overview”. We further advise the Company that our role has been limited to the provision of such statistical information and data supplied by us. With respect to such information and data, we advise you that:

(1)
we have accurately described the information and data of the tanker and dry bulk shipping industry, subject to the availability and reliability of the data supporting the statistical and graphical information presented; and

(2)
our methodologies for collecting information and data may differ from those of other sources and does not reflect all or even necessarily a comprehensive set of the actual transactions occurring in the tanker and dry bulk shipping industry.

We hereby consent to the filing of this letter as an exhibit to the Registration Statement to be filed with the U.S. Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, and to the reference to our firm in the section of the Registration Statement entitled “Experts.”

Yours faithfully,

Jayendu Krishna
Director-Deputy Head Maritime Advisors
Drewry Maritime Services (Asia) Pte Ltd.

LONDON | DELHI | SINGAPORE | SHANGHAI
Drewry Maritime Services (Asia) Pte. Ltd, #17-01 Springleaf Tower, 3 Anson Road, Singapore 079909
t: +65 6220 9890          f: +65 62208258          e: enquiries@drewry.co.uk
Registered in Singapore No. 200705426N Registered GST No. 200 7054 26N
www.drewry.co.uk